Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2014 relating to the financial statements of Gulfstream Natural Gas System, L.L.C. for the year ended December 31, 2013, appearing in the Current Report on Form 8-K of The Williams Companies, Inc. dated May 22, 2014.

/s/ Deloitte & Touche LLP

Houston, Texas

August 11, 2014